Exhibit 10.43

Consulting Agreement Between
OGE Energy Corp. and Danny P. Harris

1.Identification and Parties. This Consulting Agreement ("Agreement") is entered into by and between Danny P. Harris ("Consultant") and OGE Energy Corp. (the "Company") as of January 1, 2012 (the "Effective Date").

2.Recitals. The Company desires to retain Consultant and Consultant desires to be retained upon the terms and conditions set forth in this Agreement.

3.Term of Agreement.

9.1.This Consulting Agreement shall commence on the Effective Date.

9.2.This Agreement shall remain in effect for a one (1) year term from January 1, 2012 to January 1, 2013, unless terminated earlier pursuant to Paragraph 6 of this Agreement.

4.Services.

4.1.During the term of this Agreement, Consultant shall consult with and advise the Company or its affiliates on specific matters as requested from time to time by the Company's Chief Executive Officer ("CEO") and accepted by Consultant. Consultant shall render such consulting services diligently and in good faith in the interests of the Company and its affiliates. Consultant shall report and be responsible to the CEO or such other person designated in writing to Consultant by the CEO.

4.2.It is the Company's desire that Consultant also continue to serve during the term of this Agreement as a member of the Board of Directors of Enogex Holdings LLC. Notwithstanding anything in this Agreement, the Company and Consultant understand that Consultant can be removed at any time from the Board of Enogex Holdings LLC by OGE Enogex Holdings LLC.

4.3.Consultant shall not be required to devote any minimum number of hours to consulting services under this Agreement nor shall Consultant be guaranteed any number of hours but, as needed, Consultant will make available his time upon reasonable notice during normal business hours to providing services hereunder.

4.4.Consultant has voluntarily sought to do business with the Company, and Consultant represents that entering into this Agreement does not conflict with, or constitute a breach of, the terms of any existing agreement or obligation to which Consultant is a party or by which Consultant is bound.

5.Compensation.

5.1.For consulting services performed at the request of the CEO, Consultant shall be paid Four Hundred Dollars ($400.00) an hour. Consultant shall submit monthly invoices with the number of hours worked and a general description of the work performed. Payment to Consultant for consulting services, as approved by the CEO, will be made within thirty (30) days of receipt by the Company of the monthly invoices submitted by Consultant. It is the parties' intent that the total value of services rendered by Consultant under this Agreement not exceed the total amount of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00). Therefore, invoices for consulting services that are in excess of Two Hundred Seventy Five Thousand and 00/100 Dollars ($275,000.00) will not be approved for payment. For services performed as a member of the Board of Directors of Enogex Holdings LLC, Consultant shall be paid Seventy-Five Thousand Dollars ($75,000.00) per year. Payment will be made in twelve (12) monthly payments of Six Thousand Two Hundred Fifty Dollars ($6,250.00) each. Payment each month to Consultant will be made by the 10th day of the month following the month in which such services as a board member are rendered.

5.2.In addition, upon submission of the appropriate receipts, Consultant shall be entitled to the reimbursement of the following expenses incurred in the course of performing such services: (i) long-distance telephone charges; (ii) overnight delivery service charges; and (iii) reasonable out-of-pocket travel expenses for travel to locations more than 50 miles from the Company's headquarters at 321 N. Harvey, Oklahoma City, Oklahoma (collectively, "Permitted Expenses").

5.3.Consultant shall be an independent contractor and shall not be entitled to benefits provided by the Company to employees.

5.4.Consultant, as an independent Contractor, will not be provided a permanent office at the Company's headquarters.

6.Early Termination of Agreement. The Agreement and the term thereof shall end January 1, 2013, or on the first to occur of the following events:

(i)    On fourteen (14) days' advance written notice by Consultant or Company to the other party that the Agreement is cancelled; or
(ii)    The death of Consultant; or
(iii)    The date as of which the CEO terminates the Agreement because of the inability of Consultant to provide services under this Agreement by reason of Consultant's total disability, as determined by the Company; or
(iv)    The date as of which the CEO terminates the Agreement due to the failure of Consultant to perform his obligations under this Agreement in a manner satisfactory to the Company if such failure has continued for thirty (30) days after written notice specifying such failure has been given by the Company to Consultant; except that, if such failure is due to the misconduct, malfeasance, nonfeasance or breach of any provision of this Agreement by Consultant, the date of termination of the Agreement shall be the date written notice of such failure is given to Consultant.
In the event this Agreement is terminated prior to January 1, 2013, all obligations of the Company under Paragraph 5 shall terminate; provided, however, that any amounts to which Consultant is entitled for services rendered prior to the termination of this Agreement but not yet paid as of the termination of this Agreement shall be paid to Consultant as provided in Paragraph 5 and all Permitted Expenses to which Consultant is entitled to reimbursement through the termination of this Agreement shall be paid as provided in Section 5.

7.Non-Compete. Consultant agrees that for the time this Agreement is in effect, he will take on other clients only with the prior written approval of the CEO, if such engagement would involve "Competition". For purposes of this Agreement, "Competition" shall mean engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity that is principally engaged in the business of the Company or its affiliates in their market areas; provided, however, that "Competition" will not include the mere ownership of 1% or less of the outstanding securities in any enterprise and exercise of rights appurtenant thereto.

8.Confidentiality

8.1."Confidential Information" for purposes of this Agreement shall be defined as all information, knowledge or data relating to the business of the Company or its affiliates, including, but not limited to trade secrets; marketing strategies; financial information; technological and engineering data; formulas; production plans and methods; manufacturing applications and techniques; research and development activities; preferences and identities of customers, vendors, suppliers and prospective customers; vendors and suppliers and sources of business referrals; current, prospective and ongoing business strategies, plans and techniques; computer and other programs, software, devices, methods, techniques, processes and inventions, including, but not limited to, any enhancements thereto; compilations and other materials developed by or on behalf of the Company or its affiliates (whether in written, graphic, audiovisual, electronic or other media, including computer software), which has been and/or will be subject to reasonable efforts to maintain its confidentiality, is not generally known to the public or by competitors of the Company or its affiliates, and which derives its value from remaining undisclosed. Confidential Information also includes information in the above categories of any third party affiliated, associated or doing business with the Company or its affiliates which has been disclosed to the Company or its affiliates in the course of conduct of the Company's or affiliates' business. Confidential Information does not include any information that is in the public domain or otherwise is or becomes publicly available (other than as a result of a wrongful act of Consultant or any agent or employee of the Company or its affiliates).

8.2.Consultant acknowledges that, Consultant has been, and may be in the future, intimately involved with and be privy to Confidential Information which is a valuable asset of the Company and its affiliates and which, if disclosed or used without authorization, would cause irreparable harm to the Company or its affiliates. Consultant acknowledges that the Confidential Information is and will remain the exclusive property of the Company and its affiliates.

8.3.Consultant agrees to hold, at all times during the term of this Agreement and after termination of this Agreement for any reason, all Confidential Information in trust for the benefit of the Company and its affiliates or any third party as described above. Consultant further agrees that he will not, during the term of this Agreement and after termination of this

Agreement for any reason, use in any manner, for the benefit of any individual or entity, or divulge or convey to any other individual or entity, any Confidential Information without the Company's prior written permission, unless: (i) necessary or appropriate to perform his duties under this Agreement as a member of the Board of Directors of Enogex Holdings LLC or (ii) required by legal process; provided that, before making such disclosure in response to legal process, Consultant shall advise the Company and will cooperate fully in any legal action the Company may elect to take in order to attempt to prevent such disclosure.

8.4.Upon termination of this Agreement with the Company for any reason, or at any other time the Company demands, Consultant shall deliver promptly to the Company all Company property then in his possession.

8.5.Consultant agrees that the terms of this Paragraph 8 and the obligations hereunder shall survive termination of the Agreement.

8.6.In the event of a breach by Consultant of any of the provisions of this Paragraph 8, the Company or its affiliates may, in addition to any other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

9.General Provisions.

9.1.This Agreement constitutes the entire agreement between the Company and Consultant with respect to the performance of consulting and Board services and supersedes all prior and contemporaneous agreements, representations and understandings, oral or written, regarding such matters between the parties.

9.2.This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to conflicts of law principles.

9.3.Any dispute, claim or controversy of any kind whatsoever between Consultant and the Company, shall be settled by final and binding arbitration in Oklahoma City, Oklahoma, by the American Arbitration Association (the "AAA"), pursuant to the AAA's Commercial Arbitration Rules and procedures that are then in effect. The parties to this Agreement and all who claim under them shall be conclusively bound by the determination of any arbitrator, and only have the right to have any decision or award rendered in accordance with this Paragraph entered as a judgment in a court of the State of Oklahoma or any other court of competent jurisdiction. Any claim by a party to this Agreement must be raised within six (6) months of the date of the knowledge by the party of such claim, or within the time provided by law, whichever is earlier.

9.4.The captions and paragraph numbers appearing in this Agreement are inserted for convenience and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.

9.5.No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

9.6.This Agreement has been reviewed by the parties and the parties have had an opportunity to have it reviewed by their respective attorneys. The parties have had a sufficient opportunity to consider and negotiate the contents of this Agreement.

9.7.This Agreement may be amended, modified, or supplemented only by a written agreement, executed by both parties to this Agreement.

9.8.The provisions of this Agreement are severable and, in the event that any provision hereof shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nonetheless remain enforceable and binding upon the Company and Consultant.

9.9.All notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been given if delivered by hand or by a nationally recognized overnight delivery service to the parties at the following addresses:

CONSULTANT: Danny P. Harris 6401 N.E. 105th Oklahoma City, Oklahoma 73151	COMPANY: Peter B. Delaney Chief Executive Officer OGE Energy Corp. 321 N. Harvey Oklahoma City, OK 73102

Either party wishing to change the address to which notice or other communications under this Agreement shall be sent shall give written notice of such change to the other party.

9.10.The parties hereby acknowledge and agree that (i) in performing his obligations hereunder, Consultant will be acting exclusively as an independent contractor, and (ii) they do not intend, and will not hold out or permit the assertion by any third party, that there exists any partnership, agency, joint venture, common undertaking for a profit or other relationship between the parties other than that of independent contractor.

9.11.This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, corporation or other entity which may acquire all or substantially all of the Company's assets and business or into or with which the Company may be merged or consolidated, and upon Consultant and his personal or legal representatives, executors, administrators, successor, heirs, distributees or legatees. This Agreement may not be assigned by Consultant in whole or in part without prior written consent of the Company.

9.12.The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes the Company is required to withhold pursuant to any law or government regulation or ruling.

9.13.For purposes of this Agreement, the term "affiliate" means with respect to the Company or any other entity, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company or such other entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 1st day of December, 2011.

CONSULTANT: By: _/s/ Danny P. Harris Danny P. Harris	COMPANY: By: __/s/ Peter B. Delaney________________ Peter B. Delaney, Chief Executive Officer